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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 10, 1997, relating to the statement of assets and liabilities of the Berkeley Capital Management Money Market Fund (constituting Berkeley Capital Management Funds) which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants and Reports to Shareholders" in such Statement of Additional Information.



/s/ Price Waterhouse LLP
Price Waterhouse LLP
Milwaukee, Wisconsin
January 10, 1997